PRICING SUPPLEMENT NO. 8, DATED AUGUST 11, 2014

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
2.350% Medium-Term Notes, Series D Due August 15, 2019	$349,720,000	$45,043.94

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-180020, 333-180020-01, 333-180020-02).

Filed pursuant to Rule 424(b)(2)
Registration No. 333-180020
333-180020-01
333-180020-02

Pricing Supplement No. 8, dated August 11, 2014,

to the Prospectus, dated March 9, 2012, and

the Prospectus Supplement, dated March 9, 2012.

$350,000,000

PRUDENTIAL FINANCIAL, INC.

2.350% MEDIUM-TERM NOTES, SERIES D

DUE AUGUST 15, 2019

UNDERWRITER AND PRINCIPAL AMOUNT:
Citigroup Global Markets Inc.	$65,625,000
Credit Suisse Securities (USA) LLC	$65,625,000
J.P. Morgan Securities LLC	$65,625,000
Wells Fargo Securities, LLC	$65,625,000
BNP Paribas Securities Corp.	$23,334,000
RBS Securities Inc.	$23,333,000
U.S. Bancorp Investments, Inc.	$23,333,000
CastleOak Securities, L.P.	$2,917,000

Drexel Hamilton, LLC	$2,917,000
Loop Capital Markets LLC	$2,917,000
Muriel Siebert & Co., Inc.	$2,917,000
Samuel A. Ramirez & Company, Inc.	$2,916,000
The Williams Capital Group, L.P.	$2,916,000
TOTAL	$350,000,000

The notes being purchased have the following terms:

STATED MATURITY: August 15, 2019

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: August 11, 2014

ORIGINAL ISSUE DATE: August 14, 2014

ORIGINAL ISSUE PRICE: 99.920%

UNDERWRITERS COMMISSION: 0.325%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 99.595% or $348,582,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QCB9

REDEMPTION AND REPAYMENT: The notes will be redeemable at any time, in whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30 day months, at the CMT rate, using a weekly average as displayed on Reuters page FEDCMT (as described in the Prospectus Supplement dated March 9, 2012 relating to the notes) plus 15 basis points. The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the 15th day of each February and August, starting from February 15, 2015 (long first coupon)

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder and under Pricing Supplement No. 7, dated August 11, 2014, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $300,000.

Concurrent Offering

Concurrent with this offering of notes, we are also offering $250 million aggregate principal amount of Fixed-Rate Medium-Term Notes, Series D, due May 15, 2044.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing portions of our medium-term notes maturing through 2015.

Citigroup		Credit Suisse	J.P. Morgan	Wells Fargo Securities

	BNP PARIBAS	RBS		U.S. Bancorp

CastleOak Securities, L.P.	Drexel Hamilton	Loop Capital Markets	Siebert Capital Markets	Ramirez & Co., Inc.	The Williams Capital Group, L.P.

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